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                                                                EXHIBIT (5)

                       INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT, Made this 1st day of March, 1995, by and between Advantus Enterprise Fund, Inc., a Minnesota corporation (the "Fund") and Advantus Capital Management, Inc., a Minnesota corporation ("Management").

     WITNESSETH:

     1.  INVESTMENT ADVISORY AND MANAGEMENT SERVICES.

     The Fund hereby engages Management, and Management hereby agrees to act, as investment adviser for, and to manage the affairs, business, and the investment of the assets of the Fund.

     The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Articles of Incorporation, the Bylaws, the Registration Statement, the current Prospectus and the Statement of Additional Information, if any, of the Fund and shall conform to the investment objective and policies of the Fund as set forth in such documents and as interpreted from time to time by the Board of Directors of the Fund. Within the framework of the objective and investment policies and restrictions of the Fund, Management shall have the sole and exclusive responsibility for the management of the Fund's portfolio and the making and execution of all investment decisions for the Fund. Management shall report to the Board of Directors regularly at such times and in such detail as the Board may from time to time determine to be appropriate, in order to permit the Board to determine the adherence of Management to the investment policies of the Fund.

     Management shall, at its own expense, furnish the Fund office space and all necessary office facilities, equipment, and personnel for servicing the investments of the Fund. Management shall arrange for officers or employees of Management to serve without compensation from the Fund as directors, officers, or employees of the Fund if duly elected to such positions by the shareholders or directors of the Fund.

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     Management shall arrange for the services of a transfer agent, dividend disbursing (including reinvestment) agent and redemption agent to be provided to the Fund, which services shall be provided at the expense of Management and without compensation from the Fund.

     Management hereby acknowledges that all records necessary in the operation of the Fund, including records pertaining to its shareholders and investments, are the property of the Fund, and in the event that a transfer of management or investment advisory services to someone other than Management should ever occur, Management will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to the Fund.

     2.  COMPENSATION FOR SERVICES.

     In payment for the investment advisory and other services to be rendered by Management hereunder, the Fund shall pay to Management a quarterly fee, which fee shall be paid to Management not later than the fifth business day following the end of each calendar quarter in which said services were rendered. Said quarterly fee shall be based on the average of the net asset values of all of the issued and outstanding shares of the Fund as determined as of the close of each business day of the quarter pursuant to the Articles of Incorporation, Bylaws and currently effective Prospectus and Statement of Additional Information, if any, of the Fund and shall be equal to an annual rate of .8 of 1.0% of the Fund's average daily net assets. The fee shall be pro rated for any fraction of a month at the commencement or termination of this Agreement.

     3.  ALLOCATION OF EXPENSES.

     (a) In addition to the fee described in Section 2 hereof, the Fund shall pay all its costs and expenses which are not assumed by Management. The Fund expenses include, by way of example, but not by way of limitation, all expenses incurred in the operation of the Fund and any public offering of its shares, including, among others, interest, taxes, brokerage fees and commissions, fees of the directors who are not employees of Management or MIMLIC Sales Corporation, underwriter of the Fund's shares (the "Underwriter"), or any of their affiliates, expenses of directors' and shareholders' meetings, including the

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         cost of printing and mailing proxies, expenses of insurance premiums for fidelity and other coverage, expenses of redemption of shares, expenses of issue and sale of shares (to the extent not borne by the Underwriter under its agreement with the Fund), expenses of printing and mailing stock certificates representing shares of the Fund, association membership dues, charges of custodians, and bookkeeping, auditing, and legal expenses. The Fund will also pay the fees and bear the expense of registering and maintaining the registration of the Fund and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing Prospectuses and reports to shareholders.

     (b) The Underwriter shall bear all advertising and promotional expenses in connection with the distribution of the Fund's shares, including paying for Prospectuses and Statements of Additional Information (if any) for new shareholders, shareholder reports for new shareholders, and the costs of sales literature.

     4.  FREEDOM TO DEAL WITH THIRD PARTIES.

     Management shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

     5.  EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT.

     The effective date of the Agreement shall be March 1, 1995. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of the Fund shall mean the vote of 67% or more of such securities if the holders of more than 50% of such securities are present in person or by proxy or the vote of more than 50% of such securities, whichever is the lesser.

     Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect until the next annual meeting of the Fund's shareholders and from year to year thereafter,


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but only so long as such continuance is specifically approved at least annually by the Board of Directors of the Fund, including the specific approval of a majority of the directors who are not interested persons of Management, the Underwriter, or the Fund, cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a majority of the outstanding voting securities of the Fund.

     This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund or by the vote of the holders of a majority of the outstanding voting securities of the Fund, or by Management, upon 60 days' written notice to the other party.

     This Agreement shall automatically terminate in the event of its assignment as such term is defined by the Investment Company Act of 1940, as amended.

     6.  AMENDMENTS TO AGREEMENT.

     No material amendment to this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund.

     7.  NOTICES.

     Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

     IN WITNESS WHEREOF, The Fund and Management have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       Advantus Enterprise Fund, Inc.

                                       By        /s/ Paul H. Gooding
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                                                   Paul H. Gooding
                                                    Its President


                                       Advantus Capital Management, Inc.

                                       By        /s/ James P. Tatera
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                                                   James P. Tatera
                                              Its Senior Vice President

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